Exhibit 99.1

Contact

Black Box Corporation

Gary Doyle

Director - Investor Relations

Phone: (724) 873-6788

Email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS SECOND QUARTER OF FISCAL 2012 RESULTS

- Reports record quarterly revenues of $287 million -

Second Quarter of Fiscal 2012 Highlights
Record quarterly revenues of $287 million.
Diluted earnings per share increases 8% from 77¢ to 83¢ which includes a 9¢ benefit from a one-time tax rate adjustment.
Operating earnings per share increases 8% from 86¢ to 93¢ which includes a 9¢ benefit from a one-time tax rate adjustment.
Repurchase of approximately 360,000 shares of Black Box common stock for $8 million.
Six month order backlog remains strong at $223 million.

PITTSBURGH, PENNSYLVANIA, November 1, 2011 - Black Box Corporation (NASDAQ:BBOX) today reported results for the second quarter of Fiscal 2012 ended October 1, 2011.

Second quarter of Fiscal 2012 diluted earnings per share were 83¢ on net income of $14.8 million or 5.2% of revenues compared to diluted earnings per share of 77¢ on net income of $13.6 million or 5.0% of revenues for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2012 diluted earnings per share were 53¢ on net income of $9.6 million or 3.6% of revenues. Excluding reconciling items (which are identified below), operating earnings per share (which is a non-GAAP term and is defined below) for the second quarter of Fiscal 2012 were 93¢ on operating net income (which is a non-GAAP term and is defined below) of $16.6 million or 5.8% of revenues compared to operating earnings per share of 86¢ on operating net income of $15.2 million or 5.6% of revenues for the same quarter last year.

Second quarter of Fiscal 2012 pre-tax reconciling items were $2.6 million with an after-tax impact on net income and EPS of $1.8 million and 10¢, respectively. During the second quarter of Fiscal 2011, the Company’s pre-tax reconciling items were $2.7 million with an after-tax impact on net income and EPS of $1.7 million and 9¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above. Included in our second quarter and year-to-date Fiscal 2012 results is a $1.6 million reduction in our provision for income taxes primarily related to the settlement of an Internal Revenue Service audit for Fiscal 2007 through Fiscal 2010. This reduction increased second quarter and year-to-date Fiscal 2012 diluted earnings per share and operating earnings per share by 9¢ each.

Second quarter of Fiscal 2012 total revenues were $287 million, an increase of 5% from $273 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2012 total revenues were $268 million.

Second quarter of Fiscal 2012 cash used for operating activities was $0.3 million or (2)% of net income, compared to cash provided by operating activities of $7 million or 51% of net income for the same quarter last year. Second quarter of Fiscal 2012 free cash flow (which is a non-GAAP term and is defined below) was $(3) million compared to $7 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2012 cash provided by operating activities was $14 million or 141% of net income and free cash flow was $12 million. During the second quarter of Fiscal 2012, Black Box invested $13 million in acquisition activity, $8 million to repurchase its common stock and $1 million to pay dividends. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.

For the six (6) month period ending October 1, 2011, diluted earnings per share were $1.36 on net income of $24.5 million or 4.4% of revenues compared to diluted earnings per share of $1.51 on net income of $26.7 million or 5.0% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the six (6) month period ending October 1, 2011 were $1.53 on operating net income of $27.6 million or 5.0% of revenues compared to operating earnings per share of $1.70 on operating net income of $30.0 million or 5.6% of revenues for the same period last year.

For the six (6) month period ending October 1, 2011, pre-tax reconciling items were $4.7 million with an after-tax impact on net income and EPS of $3.1 million and 17¢, respectively. For the six (6) month period ending October 2, 2010, the Company’s pre-tax reconciling items were $5.3 million with an after-tax impact on net income and EPS of $3.3 million and 19¢, respectively.

For the six (6) month period ending October 1, 2011, total revenues were $556 million, an increase of 4% from $537 million for the same period last year.

For the six (6) month period ending October 1, 2011, cash provided by operating activities was $13 million or 54% of net income, compared to $8 million or 30% of net income for the same period last year. For the six (6) month period ending October 1, 2011, free cash flow was $9 million compared to $8 million for the same period last year. For the six (6) month period ending October 1, 2011, Black Box invested $14 million in acquisition activity, $10 million to repurchase its common stock and $2 million to pay dividends.

The Company’s six-month order backlog was $223 million at October 1, 2011 compared to $213 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $230 million at July 2, 2011.

For Fiscal 2012, the Company is targeting reported revenues of approximately $1.105 billion to $1.115 billion and corresponding operating earnings per share in the range of $3.10 to $3.20. Included in these projections is an effective tax rate of 38.0%. For the third quarter of Fiscal 2012, the Company is targeting reported revenues of approximately $280 million to $285 million and corresponding operating earnings per share in the range of 77¢ to 82¢. These targets exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.

Commenting on the second quarter of Fiscal 2012 results and the third quarter of Fiscal 2012 outlook, Terry Blakemore, President and Chief Executive Officer said, “I am pleased to report record revenue and organic growth in our commercial sector for the second quarter of our fiscal year. We continue to benefit as our clients invest in projects which employ new technology and provide a demonstrated return on investment. Our broad portfolio of solutions and world-class technical support continue to provide Black Box with new client wins and expanding market presence. Black Box is uniquely positioned with clients across multiple industry and market segments. While our federal government business sector has slowed, our team has delivered overall revenue growth across multiple industry sectors.”

“During the quarter, we returned $10 million to our shareholders through share repurchase and dividend payments. We remain committed to increasing shareholder return and will continue to invest in our core business while pursuing additional strategic acquisitions.”

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, November 1, 2011. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial (612) 288-0337 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing (320) 365-3844 and using access code 219473. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.

Black Box is a leading communications system integrator dedicated to designing, sourcing, implementing, and maintaining today’s complex communications solutions. Black Box services more than 175,000 clients in 141 countries with 198 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company’s product and services offerings, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2011. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	000000236,842	000000236,842	000000236,842	000000236,842
	Three (3) months ended		Six (6) months ended

	October 1 and 2,		October 1 and 2,

In thousands, except per share amounts	2011	2010	2011	2010
Revenues
Products	$50,329	$46,415	$98,048	$92,464
On-Site services	236,842	226,509	457,549	444,056

Total	287,171	272,924	555,597	536,520
Cost of sales
Products	27,660	25,018	53,927	49,836
On-Site services	170,645	157,786	326,223	306,950

Total	198,305	182,804	380,150	356,786
Gross profit	88,866	90,120	175,447	179,734
Selling, general & administrative expenses	63,256	63,534	129,900	127,154
Intangibles amortization	3,176	3,058	6,235	6,160

Operating income	22,434	23,528	39,312	46,420
Interest expense (income), net	769	1,742	1,834	3,432
Other expenses (income), net	273	(66)	565	(65)

Income before provision for income taxes	21,392	21,852	36,913	43,053
Provision for income taxes	6,548	8,302	12,446	16,359

Net income	$14,844	$13,550	$24,467	$26,694

Earnings per common share
Basic	$0.83	$0.77	$1.37	$1.52

Diluted	$0.83	$0.77	$1.36	$1.51

Weighted-average common shares outstanding
Basic	17,858	17,607	17,917	17,574

Diluted	17,865	17,694	17,968	17,646

Dividends per share	$0.07	$0.06	$0.14	$0.12

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	$1,208,114 0000	$1,208,114 0000
In thousands, except par value	October 1, 2011	March 31, 2011
Assets
Cash and cash equivalents	$27,856	$31,212
Accounts receivable, net	172,425	156,682
Inventories, net	62,953	52,014
Costs/estimated earnings in excess of billings on uncompleted contracts	108,717	103,853
Other assets	27,710	27,483

Total current assets	399,661	371,244
Property, plant and equipment, net	24,825	23,427
Goodwill	658,321	650,024
Intangibles, net	119,684	120,133
Other assets	5,623	7,155

Total assets	$1,208,114	$1,171,983

Liabilities
Accounts payable	$88,565	$71,463
Accrued compensation and benefits	27,895	35,329
Deferred revenue	33,721	36,043
Billings in excess of costs/estimated earnings on uncompleted contracts	18,116	17,462
Income taxes	14,724	11,957
Other liabilities	35,594	34,395

Total current liabilities	218,615	206,649
Long-term debt	194,381	181,127
Other liabilities	19,384	17,948

Total liabilities	$432,380	$405,724
Stockholders’ equity
Common stock	$26	$26
Additional paid-in capital	474,897	470,367
Retained earnings	621,890	599,923
Accumulated other comprehensive income	12,314	19,523
Treasury stock	(333,393)	(323,580)

Total stockholders’ equity	$775,734	$766,259

Total liabilities and stockholders’ equity	$1,208,114	$1,171,983

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three (3) months ended October 1 and 2,		Six (6) months ended October 1 and 2,

In thousands	2011	2010	2011	2010
Operating Activities
Net income	$14,844	$13,550	$24,467	$26,694
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,555	4,610	9,034	9,296
Loss (gain) on sale of property	(125)	—	(142)	(17)
Deferred taxes	(3,251)	(990)	(550)	1,273
Stock compensation expense	2,046	2,504	5,418	5,506
Change in fair value of interest-rate swap	(604)	(314)	(1,516)	(846)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	(20,886)	(7,329)	(13,373)	(14,103)
Inventories, net	(4,704)	346	(11,286)	(1,757)
Costs/estimated earnings in excess of billings on uncompleted contracts	(1,467)	(2,974)	(4,613)	(17,085)
All other assets	983	(1,499)	362	(4,167)
Billings in excess of costs/estimated earnings on uncompleted contracts	(1,283)	706	559	5,078
All other liabilities	9,546	(1,719)	4,896	(1,733)

Net cash provided by (used for) operating activities	$(346)	$6,891	$13,256	$8,139
Investing Activities
Capital expenditures	$(1,998)	$(945)	$(4,034)	$(1,885)
Capital disposals	126	1	144	45
Acquisition of businesses (payments)/recoveries	(13,188)	—	(13,188)	—
Prior merger-related (payments)/recoveries	(2)	—	(336)	(1,683)

Net cash provided by (used for) investing activities	$(15,062)	$(944)	$(17,414)	$(3,523)
Financing Activities
Proceeds from borrowings	$68,645	$55,465	$121,074	$103,930
Repayment of borrowings	(47,390)	(58,520)	(107,978)	(107,887)
Deferred financing costs	—	—	—	—
Purchase of treasury stock	(8,292)	—	(9,813)	(482)
Proceeds from the exercise of stock options	—	202	—	280
Payment of dividends	(1,262)	(1,056)	(2,337)	(2,109)

Net cash provided by (used for) financing activities	$11,701	$(3,909)	$946	$(6,268)
Foreign currency exchange impact on cash	$(628)	$1,227	$(144)	$987

Increase / (decrease) in cash and cash equivalents	$(4,335)	$3,265	$(3,356)	$(665)
Cash and cash equivalents at beginning of period	32,191	16,955	31,212	20,885

Cash and cash equivalents at end of period	$27,856	$20,220	$27,856	$20,220

Non-GAAP Financial Measures

As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations of the Company’s management (“Management”) regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.

Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company's earnings until the interest-rate swaps are settled and (iv) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Free cash flow

Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management's reasons for exclusion of each item are explained in further detail below.

Net capital expenditures

The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash

Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company's operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.

Proceeds from stock option exercises

The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.

A reconciliation of cash provided by operating activities to free cash flow is presented below:

	$(346)	$(346)	$(346)	$(346)	$(346)
	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Cash provided by operating activities	$(346)	$13,602	$6,891	$13,256	$8,139
Net capital expenditures	(1,872)	(2,018)	(944)	(3,890)	(1,840)
Foreign currency exchange impact on cash	(628)	484	1,227	(144)	987

Free cash flow before stock option exercises	$(2,846)	$12,068	$7,174	$9,222	$7,286
Proceeds from stock option exercises	—	—	202	—	280

Free cash flow	$(2,846)	$12,068	$7,376	$9,222	$7,566

Operating net income and operating earnings per share

Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company's current and future operations. Reconciling items include amortization of intangible assets on acquisitions and the change in fair value of the interest-rate swaps each of which are non-cash charges. Management's reason for exclusion of each item is explained in further detail below.

Amortization of intangible assets on acquisitions

The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Change in fair value of the interest-rate swaps

To mitigate the risk of interest-rate fluctuations associated with the Company's variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company's Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company's Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

The following table represents the Company's pre-tax reconciling items:

	$13,602	$13,602	$13,602	$13,602	$13,602
	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Amortization of intangible assets on acquisitions	$3,163	$3,049	$3,045	$6,212	$6,138
Change in fair value of the interest-rate swaps	(604)	(912)	(314)	(1,516)	(846)

Total pre-tax reconciling items	$2,559	$2,137	$2,731	$4,696	$5,292

A reconciliation of net income to operating net income is presented below:

	$13,602	$13,602	$13,602	$13,602	$13,602
	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Net income	$14,844	$9,623	$13,550	$24,467	$26,694
% of Revenue	5.2%	3.6%	5.0%	4.4%	5.0%
Reconciling items, after tax [1]	1,788	1,325	1,693	3,113	3,281

Operating net income	$16,632	$10,948	$15,243	$27,580	$29,975
% of Revenue	5.8%	4.1%	5.6%	5.0%	5.6%

1 The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.

A reconciliation of diluted EPS to operating EPS is presented below:

	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Diluted EPS	$0.83	$0.53	$0.77	$1.36	$1.51
EPS impact of reconciling items	0.10	0.07	0.09	0.17	0.19

Operating EPS	$0.93	$0.60	$0.86	$1.53	$1.70

EBITDA and Adjusted EBITDA

Management believes that EBITDA, defined as Net income plus provision for income taxes, interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company's ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company's ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Net income	$14,844	$9,623	$13,550	$24,467	$26,694
Provision for income taxes	6,548	5,898	8,302	12,446	16,359
Interest	769	1,065	1,742	1,834	3,432
Depreciation/Amortization	4,555	4,479	4,610	9,034	9,296

EBITDA	$26,716	$21,065	$28,204	$47,781	$55,781
Stock-based compensation expense	2,046	3,372	2,504	5,418	5,506

Adjusted EBITDA	$28,762	$24,437	$30,708	$53,199	$61,287

Supplemental Information

The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the second quarter of Fiscal 2012, first quarter of Fiscal 2012, second quarter of Fiscal 2011 and second quarter year-to-date Fiscal 2012 and 2011. All dollar amounts are in thousands unless noted otherwise.

Geographical Segment Results

Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Revenues
North America	$251,457	$233,337	$240,540	$484,794	$471,024
Europe	26,483	26,354	22,798	52,837	47,740
All Other	9,231	8,735	9,586	17,966	17,756

Total	$287,171	$268,426	$272,924	$555,597	$536,520
Operating income
North America	$18,316	$13,986	$20,684	$32,302	$39,851
% of North America revenues	7.3%	6.0%	8.6%	6.7%	8.5%
Europe	$2,839	$2,278	$1,153	$5,117	$3,489
% of Europe revenues	10.7%	8.6%	5.1%	9.7%	7.3%
All Other	$1,279	$614	$1,691	$1,893	$3,080
% of All Other revenues	13.9%	7.0%	17.6%	10.5%	17.3%

Total	$22,434	$16,878	$23,528	$39,312	$46,420
% of Total revenues	7.8%	6.3%	8.6%	7.1%	8.7%
Reconciling items (pre-tax)
North America	$3,163	$3,049	$3,045	$6,212	$6,138
Europe	—	—	—	—	—
All Other	—	—	—	—	—

Total	$3,163	$3,049	$3,045	$6,212	$6,138
Adjusted operating income
North America	$21,479	$17,035	$23,729	$38,514	$45,989
% of North America revenues	8.5%	7.3%	9.9%	7.9%	9.8%
Europe	$2,839	$2,278	$1,153	$5,117	$3,489
% of Europe revenues	10.7%	8.6%	5.1%	9.7%	7.3%
All Other	$1,279	$614	$1,691	$1,893	$3,080
% of All Other revenues	13.9%	7.0%	17.6%	10.5%	17.3%

Total	$25,597	$19,927	$26,573	$45,524	$52,558
% of Total revenues	8.9%	7.4%	9.7%	8.2%	9.8%

Service Type Results

Management is presented with and reviews revenues and gross profit for Data Infrastructure, Voice Communications and Technology Products which are presented below:

	2Q12	1Q12	2Q11	2QYTD12	2QYTD11
Revenues
Data Infrastructure	$66,291	$62,381	$53,989	$128,672	$107,946
Voice Communications	170,551	158,326	172,520	328,877	336,110
Technology Products	50,329	47,719	46,415	98,048	92,464

Total	$287,171	$268,426	$272,924	$555,597	$536,520
Gross profit
Data Infrastructure	$15,912	$15,648	$14,076	$31,560	$28,426
% of Data Infrastructure revenues	24.0%	25.1%	26.1%	24.5%	26.3%
Voice Communications	$50,285	$49,481	$54,647	$99,766	$108,680
% of Voice Communications revenues	29.5%	31.3%	31.7%	30.3%	32.3%
Technology Products	$22,669	$21,452	$21,397	$44,121	$42,628
% of Technology Products revenues	45.0%	45.0%	46.1%	45.0%	46.1%

Total	$88,866	$86,581	$90,120	$175,447	$179,734
% of Total revenues	30.9%	32.3%	33.0%	31.6%	33.5%

Same-office revenue comparisons

Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, all of the revenue from offices added as shown below relates to Voice Communications in the Company's North America segment. Reported same-office comparisons of consolidated revenues, therefore, can be determined by excluding the revenues for Voice Communications in the Company's North America segment from offices added since April 1, 2010 (for comparison of 2Q12 to 2Q11 and 2QYTD12 to 2QYTD11) or April 1, 2011 (for comparison of 2Q12 to 1Q12) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	2QYTD12	2QYTD12	2QYTD12
	2Q12	2Q11	% Change
Reported revenues	$287,171	$272,924	5%
Less revenue from Voice Communications offices added since 4/1/10 (1Q11)	(21,651)	—

Reported revenues on same-office basis	$265,520	$272,924	(3)%
Foreign currency impact	(2,997)	—

Revenues on same-office basis (excluding foreign currency impact)	$262,523	$272,924	(4)%

Information on quarterly revenues on a same-office basis compared to the sequential quarter is presented below:

	2QYTD12	2QYTD12	2QYTD12
	2Q12	1Q12	% Change
Reported revenues	$287,171	$268,426	7%
Less revenue from Voice Communications offices added since 4/1/11 (1Q12)	(8,053)	—

Reported revenues on same-office basis	$279,118	$268,426	4%
Foreign currency impact	370	—

Revenues on same-office basis (excluding foreign currency impact)	$279,488	$268,426	4%

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	2QYTD12	2QYTD11	% Change
Reported revenues	$555,597	$536,520	4%
Less revenue from Voice Communications offices added since 4/1/10 (1Q11)	(32,181)	—

Reported revenues on same-office basis	$523,416	$536,520	(2)%
Foreign currency impact	(7,256)	—

Revenues on same-office basis (excluding foreign currency impact)	$516,160	$536,520	(4)%

Significant Balance Sheet ratios and Other Information

Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	2Q12		1Q12		2Q11
Accounts receivable
Gross accounts receivable	$178.8		$156.5		$163.7
Reserve $ / %	6.4	3.6%	6.8	4.3%	7.5	4.6%

Net accounts receivable	$172.4		$149.7		$156.2
Days sales outstanding	50 days		46 days		48 days
Aggregate days sales outstanding	80 days		78 days		76 days
Inventory
Gross inventory	$82.4		$78.9		$73.5
Reserve $ / %	19.4	23.6%	20.1	25.5%	20.0	27.2%

Net inventory	$63.0		$58.8		$53.5
Net inventory turns	9.2x		9.4x		10.1x
Six-month order backlog	$223		$230		$213
Team members	4,282		4,334		4,376